                                                                    EXHIBIT 12.1

                            USA WASTE SERVICES, INC.
                        RATIO OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)

                                  THREE MONTHS
                                      ENDED                   YEAR ENDED DECEMBER 31,
                                    MARCH 31,   ----------------------------------------------------
                                       1997       1996       1995       1994       1993       1992
                                   -----------  --------   --------   --------   --------   --------
ACTUAL
Income (loss) before taxes,
  accounting changes, and
  preferred stock dividends          $81,879    $ 78,088   $ 97,480   $ (8,027)  $ 52,268   $(68,886)
Fixed charges deducted from
  income:
  Interest expense                    11,957      45,547     59,552     48,932     46,032     44,612
  Interest implicit in rents           1,467       7,241      6,208      8,026     10,328     11,014
                                     -------    --------   --------   --------   --------   --------
     Earnings available for
       fixed charges                 $95,303    $130,876   $163,240   $ 48,931   $108,628   $(13,260)
                                     =======    ========   ========   ========   ========   ========

Interest expense                     $11,957    $ 45,547   $ 59,552   $ 48,932   $ 46,032   $ 44,612
Capitalized interest                   5,214      19,507     12,459      9,828      8,308      9,587
Interest implicit in rents             1,467       7,241      6,208      8,026     10,328     11,014
                                     -------    --------   --------   --------   --------   --------
     Total fixed charges             $18,638    $ 72,295   $ 78,219   $ 66,786   $ 64,668   $ 65,213
                                     =======    ========   ========   ========   ========   ========
     Ratio of earnings to
       fixed charges                    5.11        1.81       2.09       0.73       1.68      (0.20)
                                     =======    ========   ========   ========   ========   ========

SUPPLEMENTAL
Income (loss) before taxes,
  accounting changes, and
  preferred stock dividends          $81,879    $ 78,088   $ 97,480   $ (8,027)  $ 52,268   $(68,886)
Nonrecurring charges deducted
  from income:
  Merger costs                            --     120,656     25,639      3,782         --         --
  Unusual items                           --      63,800      4,733      8,863      2,672     72,090
  Stockholder litigation costs            --          --         --     79,400      5,500     10,853
  Nonrecurring interest                   --          --     10,994      1,254         --         --
Fixed charges deducted from
  income:
  Interest expense                    11,957      45,547     59,552     48,932     46,032     44,612
  Less: Nonrecurring interest             --          --    (10,994)    (1,254)        --         --
  Interest implicit in rents           1,467       7,241      6,208      8,026     10,328     11,014
                                     -------    --------   --------   --------   --------   --------
     Earnings available for
        fixed charges                $95,303    $315,332   $193,612   $140,976   $116,800   $ 69,683
                                     =======    ========   ========   ========   ========   ========

Interest expense                     $11,957    $ 45,547   $ 59,552   $ 48,932   $ 46,032   $ 44,612
Less: Nonrecurring interest               --          --    (10,994)    (1,254)        --         --
Capitalized interest                   5,214      19,507     12,459      9,828      8,308      9,587
Interest implicit in rents             1,467       7,241      6,208      8,026     10,328     11,014
                                     -------    --------   --------   --------   --------   --------
     Total fixed charges             $18,638    $ 72,295   $ 67,225   $ 65,532   $ 64,668   $ 65,213
                                     =======    ========   ========   ========   ========   ========
     Ratio of earnings to
        fixed charges                   5.11        4.36       2.88       2.15       1.81       1.07
                                     =======    ========   ========   ========   ========   ========


        NOTE: Nonrecurring items for the year ended December 31, 1996 represent merger costs, primarily related to mergers with Sanifill, Inc. in August 1996, Western Waste Industries ("Western") in May 1996, and Grand Central Sanitation in May 1996, and unusual items primarily related to retirement benefits associated with Western's pre-merger retirement plan, estimated future losses related to municipal solid waste contracts in California as a result of the continuing decline in prices of recyclable materials, estimated losses related to the disposition of certain non-core business assets, project reserves related to certain Mexico operations, and various other terminated projects. Nonrecurring items in 1995 primarily represent merger costs related to the merger with Chambers Development Company, Inc. ("Chambers") in June 1995 and nonrecurring interest related to extension fees and other charges associated with the refinancing of Chambers pre-merger debt. Nonrecurring items in 1994 primarily represent shareholder litigation costs incurred in connection with a settled class action of consolidated suits on similar claims alleging federal securities violations against Chambers, certain of its officers and directors, its former auditors, and the underwriters of its securities. Nonrecurring items in 1993 were not material. Nonrecurring items in 1992 primarily represent various restructuring charges and asset reserves incurred by Western and Chambers.